Exhibit 12
                              Matrix Bancorp, Inc.

                Computation of Ratio of Earnings to Fixed Charges

                                   (Unaudited)

                             (Dollars in thousands)

                                                                        Year Ended December 31,
                                                     2001         2000           1999          1998          1997
                                                  -----------  ------------  ------------   ------------  ------------

A.   Matrix Bancorp, Inc. and subsidiaries
     (consolidated)
Earnings:
     1.  Income before income taxes .........   $    12,787  $      6,501  $     17,057   $     13,389  $     13,297
     2.  Plus interest expense (A) ..........        65,884        68,089        44,234         36,822        18,471
                                                  -----------  ------------  ------------   ------------  ------------
     3.  Earnings including interest on              78,671        74,590        61,291         50,211        31,768
         deposits
     4.  Less interest on deposits...........        34,872        26,275        21,589         16,221         8,376
                                                  -----------  ------------  ------------   ------------  ------------
     5.  Earnings excluding interest on         $    43,799  $     48,315  $     39,702   $     33,990  $     23,392
         deposits
                                                  ===========  ============  ============   ============  ============
Fixed Charges:
     6.  Including interest on deposits
         excluding capitalized interest .....   $    66,119  $     68,218  $     44,279   $     36,901  $     18,551
     7.  Less interest on deposits (Line 4) .        34,872        26,275        21,589         16,221         8,376
                                                  -----------  ------------  ------------   ------------  ------------
     8.  Excluding interest on deposits .....   $    31,247  $     41,943  $     22,690   $     20,680  $     10,175
                                                  ===========  ============  ============   ============  ============
Ratio of Earnings to Fixed Charges:
         Including interest on deposits
         (Line 3 divided by Line 6) .......            1.19x         1.09x         1.38x          1.36x         1.71x
         Excluding interest on deposits
         (Line 5 divided by Line 8) .......            1.40x         1.15x         1.75x          1.64x         2.30x


------------
(A) Includes amounts representing the estimated interest component of net rental payments.